Exhibit 8.1

EXECUTION VERSION

May 7, 2013

Brookfield Infrastructure Partners L.P.

73 Front Street

5th Floor

Hamilton HM 12, Bermuda

Re:	United States Federal Income Tax Opinion

Ladies and Gentlemen:

We have acted as U.S. tax counsel to Brookfield Infrastructure Partners L.P., a Bermuda exempted limited partnership (the “Partnership”) in connection with the offering of limited partnership units of the Partnership (the “Units”). We have been asked to render our opinion as to certain U.S. tax matters disclosed in the prospectus supplement, dated as of the date hereof (the “Prospectus Supplement”), filed by the Partnership with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Act”). Capitalized terms used and not defined herein have the meanings given to them in the Prospectus Supplement.

This opinion is based on various facts and assumptions, and is conditioned upon certain representations made by the Partnership and the Holding LP as to factual matters through a certificate of the Managing General Partner and the Infrastructure GP LP (the “Certificate”). In formulating our opinion, we have examined such documents as we deemed appropriate, including the Prospectus Supplement. In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with officers and representatives of the Partnership.

Our opinion set forth below assumes the accuracy of the statements, facts and assumptions (i) contained in the Prospectus Supplement, (ii) contained in the Certificate, and (3) in other information provided to us by representatives of the Partnership.

We express an opinion herein as to the effect on the subject transaction only of the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state. Based upon the facts and statements set forth above, our examination and review of the documents referred to above, and subject to the assumptions set forth above and in the Prospectus Supplement and the qualifications set forth in the Prospectus Supplement and below, we are of the opinion that (i) the statements contained in the Prospectus Supplement under the heading “MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS”, to the extent that they constitute matters of United States federal income tax law or legal conclusions with respect thereto, fairly and accurately summarize the matters set forth therein in all material respects and (ii) as of the date hereof each of the Partnership and the Holding LP will be classified as a partnership and not as an association or publicly traded partnership taxable as a corporation for United States federal income tax purposes. In this regard, we note that the statements as to the Partnership’s, the Holding LP’s, the Managing General Partner’s, and the Infrastructure GP LP’s beliefs and intentions as to factual matters represent the views of the Partnership’s management and do not represent legal opinions of its counsel.

Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, in each case as currently in effect and any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the offering, or any inaccuracy in the statements, facts, assumptions or representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed on any matter other than those specifically covered by the foregoing opinion.

We furnish this letter in our capacity as U.S. tax counsel to the Partnership. This letter is not to be used, circulated, quoted or otherwise referred to for any other purpose except as set forth below.

We hereby consent to the filing of this opinion as an exhibit to the Partnership’s Registration Statement on Form F-3 (the “Registration Statement”), or any amendment pursuant to Rule 462 under the Act, and to the reference to us under the heading “Legal Matters” in the prospectus included in the Registration Statement, or any amendment pursuant to Rule 462 under the Act. In giving this consent, we do not hereby agree that we come within the category of persons whose consent is required by the Act or the rules thereunder.

Very truly yours,

/s/ Torys LLP